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                                Subsidiaries
                                ------------

Subsidiary and Name                                Jurisdiction In
Under Which It Does Business                       Which Organized
----------------------------                       ---------------

Whirlpool Europe B.V.                                  The Netherlands

Whirlpool Properties, Inc.                             Michigan

Whirlpool Financial Corporation                        Delaware

Brasmotor S.A.                                         Brazil



The names of the Company's other subsidiaries are omitted because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a significant subsidiary as of December 31, 1998.